EXHIBIT 10.3

ZAGG INC
Restricted Stock Unit AWARD Agreement
This Restricted Stock Unit Award Agreement (this “Agreement”) is dated as of [Date], and is entered into between ZAGG Inc, a Delaware corporation (the “Company”), and [Name] (the “Participant”), pursuant to the Company’s Amended and Restated 2013 Equity Incentive Award Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Plan.
RECITALS
A.Pursuant to Section 8.4 of the Plan, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company may issue awards of restricted stock units.
B.On [Date] (the “Award Date”), the Compensation Committee, approved the award of the following restricted stock units to the Participant upon the terms and conditions of this Agreement.

AGREEMENT
In consideration of the mutual promises set forth below, the parties hereto agree as follows:
1.Award of Restricted Stock Units. Subject to the terms and conditions of this Agreement and the Plan (the terms of which are incorporated herein by reference) and effective as of the Award Date, the Company hereby grants to the Participant [Number] restricted stock units (this “Award”). A restricted stock unit (a “Restricted Stock Unit”) obligates the Company, upon vesting in accordance with this Agreement, to issue to the Participant one share of the Company’s common stock (“Common Stock”) for each Restricted Stock Unit. The number of shares of Common Stock issuable with respect to each Restricted Stock Unit is subject to adjustment as determined by the Compensation Committee as to the number of kind of shares of stock deliverable upon any merger, reorganization consolidation, recapitalization, stock dividend, spin-off or other change in the corporate structure affecting the Common Stock generally. The Award may not be paid in cash.
2.Vesting. The Restricted Stock Units granted under this Agreement shall vest based on the following schedule: [Update Vesting Schedule] based on continued employment to the vest dates.
3.Acceleration on Death or Disability. If the Participant Separates from Service (as such term is defined below) by reason of the Participant’s death or Disability (as such term is defined below) all outstanding but unvested Restricted Stock Units shall become immediately vested.
For purposes of this Agreement, the term “Separates from Service” means the Participant’s termination of employment with the Company and all of its controlled group members (if any) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Sections 414(b) and 414(c) of the Code; provided, however, that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place that it appears in Sections 1563(a)(1), (2) and (3) of the Code and Treas. Reg. § 1.414(c)-2. Whether the Participant Separates from Service shall be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A of the Code.
For purposes of this Agreement, the term “Disability” shall have the meaning provided in Section 1.409A-3(i)(4) of the Treasury Regulations. The Participant shall be considered disabled if he: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company; or (iii) is determined to be totally disabled by the Social Security Administration. Whether or not the Participant has a Disability shall be determined solely and exclusively by the Compensation Committee of the Company.
4.Effect of Termination. Except as otherwise provided in Section 2, if the Participant Separates from Service under circumstances where the Restricted Stock Units have not previously vested and not become vested, the Participant shall immediately forfeit all outstanding but unvested Restricted Stock Units awarded pursuant to this Agreement and the Participant shall have no right to receive the related Common Stock.
5.Delivery. As soon as practicable, but in no event later than thirty (30) days, following the Vesting Date of any Restricted Stock Units, the Company will issue the Participant the Common Stock underlying the then vested Restricted Stock Units either in the form of certificated shares or in uncertificated shares in book entry form, as determined by the Committee and the Participant (adjusted as provided in Section 1 hereof and in accordance with the Plan). Notwithstanding the foregoing, the issuance of the shares of Common Stock may, for directors and officers of the Company, be deferred beyond the Vesting Date only if (X) such deferral will not violate Section 409A of the Code; and (Y) such director or officer (a) properly elects to make such a deferral within thirty (30) days from the Award Date and (b) executes and delivers a deferral election form, substantially in the form attached hereto as Exhibit A. In the case of Participant’s death, the shares of Common Stock shall be issued in the name of either (i) the beneficiary designated by the Participant on a form supplied by the Company or (ii) if the Participant has not designated a beneficiary, the person or persons establishing rights of ownership by will or under the laws of descent and distribution. If a deferral election has been made, the issuance of shares of Common Stock shall occur at the time provided in the deferral election.
6.No Voting Rights; Dividends. The Participant shall not have voting or any other rights as a stockholder of the Company with respect to the Restricted Stock Units or the Common Stock underlying the Restricted Stock Units until the underlying Common Stock is issued to the Participant. The Participant shall not be entitled to receive cash payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares of Common Stock until the underlying shares of Common Stock have been issued in accordance with this Agreement. Upon settlement of the Restricted Stock Units into shares of Common Stock, the Participant will obtain full voting and other rights as a stockholder of the Company, including the right to any receive any cash dividend declared and paid by the Company.
7.Taxes and Tax Withholding. The Participant acknowledges and agrees that no election under Section 83(b) of the Code can or will be made with respect to the Restricted Stock Units. The Participant further acknowledges that on each date that shares underlying the Restricted Stock Units are issued to the Participant (the “Payment Date”), the Value (as defined below) on the Payment Date will be treated as ordinary compensation income for federal, state and local income and FICA tax purposes. The Participant shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding or other tax requirements. At the election of the Participant, any applicable required minimum withholding amount may be satisfied by instructing the Company to withhold from the shares of Common Stock otherwise issuable the number of shares of Common Stock having a Value equal to the applicable minimum withholding amount. For purposes of this Section 7, the “Value” of a share of Common Stock shall be equal to the closing market price for the Common Stock on the last trading day preceding the Payment Date. In the event that such withholding is required, the Company shall not issue any of shares of Common Stock until and unless the Participant has made the payment(s) required herein or proper provision for required withholding has been made. The Participant hereby consents to any action reasonably taken by the Company to meet any applicable withholding obligations, including withholding from other amounts payable to the Participant, including salary, subject to applicable law. In the event that the Company notifies the Participant that no withholding tax is due or payable, the Participant shall be solely responsible for satisfying all of his or her tax obligations in connection with this Agreement.
8.Restriction on Transferability. The Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the above, transfers can be made pursuant to intra-family transfer instruments or to an inter vivos trust.
9.Administration. The Compensation Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Compensation Committee shall be final and binding upon the Participant, the Company, and all other interested persons. No member of the Compensation Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
10.Effect on Other Employee Benefit Plans. The Value of the Restricted Stock Units granted pursuant to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Participant’s benefits under any Participant or other benefit plan sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
11.Effect on Service. The award of the Restricted Stock Units pursuant to this Agreement shall not give the Participant any right to remain in the service of the Company or any parent or subsidiary of the Company. The award is completely within the discretion of the Company. It is not made as a part of any ongoing element of compensation or something that the Participant should expect to receive annually or on any other periodic basis. It does not constitute part of the Participant’s compensation for purposes of determining any post-employment payment or severance.
12.Amendment. This Agreement may be amended only by a writing executed by the Company and the Participant which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Compensation Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Participant, and provided that no such amendment adversely affects the rights of the Participant (but limiting the foregoing, the Compensation Committee reserves the right to change, by written notice to the Participant, the provisions of the Restricted Stock Units or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to Restricted Stock Units which are then subject to restrictions as provided herein).
13.Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Secretary of the Company. Any notice to be given to the Participant shall be addressed to the Participant at the address listed in the Company’s records. By a notice given pursuant to this Section 13, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.
14.Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
15.Construction. The Restricted Stock Units are being issued pursuant to the Plan and are subject to the terms of the Plan, the terms of which are incorporated herein by reference. A copy of the Plan has been given to the Participant, and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.
16.Miscellaneous.
(a)The Board may terminate, amend, or modify the Plan as provided in the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement, without the Participant’s written approval.
(b)This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(c)All obligations of the Company under the Plan and this Agreement, with respect to the Restricted Stock Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
(d)By signing this Agreement, the Participant acknowledges that his or her personal employment information regarding participation in the Plan and information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including companies related to the Company and persons responsible for certain acts in the administration of the Plan. By signing this Agreement the Participant consents to such transmission of personal data as the Company believes is appropriate to administer the Plan.
(e)To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah.
(f)At the time of a Change of Control event, all unvested Awards will become immediately vested.
IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

ZAGG INC,
a Delaware corporation

By:     ______________________________________
Name:
Title:

PARTICIPANT

[Signature]

EXHIBIT A
DIRECTOR AND OFFICER
RSU DEFERRAL ELECTION
The following constitutes an election by the undersigned director or officer of ZAGG Inc to defer payment of vested benefits pursuant to the Restricted Stock Unit award referred to above granted to the undersigned on [___________], 20___ under the ZAGG Inc Amended and Restated 2013 Equity Incentive Award Plan (“Plan”).
1.    Election: The undersigned hereby elects to receive the distribution (in Company Shares) of ZAGG common stock underlying vested Restricted Stock Units as follows (please select one of the three distribution choices below):
□    In one lump sum upon a “separation from service” (as defined in the final regulation promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Regulation”))(such event being, a “Separation from Service”); or
□    In one lump sum on ____________.
In the event of death, Disability (as defined in the Regulation) or a Change in Control (as defined in the Regulation), distribution of vested Restricted Stock Units shall be made immediately in one lump sum. I understand that if I am considered a “specified employee” (as defined in the Regulation) and distribution is made on account of a Separation from Service, distribution shall not be made until six months and a day after my Separation from Service, or death, if earlier.
2.    Change of Election: I hereby acknowledge that I may not change the date of the distribution as elected above unless I do so at least twelve (12) months prior to the date the first distribution is due under the election above and at least twelve (12) months prior to the date my new election is scheduled to take effect. I also acknowledge that if I change my distribution date elected above, the first date I may receive any distribution with respect to shares of Common Stock covered by this election is not earlier than five (5) years after the date payment would otherwise have been made pursuant to the election above. Such change must be timely filed in writing with the Company’s stock option administrator. The Company shall have sole discretion to revise the terms of this election or any change, or the procedures with respect to making this election or any change, to the extent the Company deems it helpful or appropriate to comply with applicable law.
PARTICIPANT

Date:
Name: